UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

FULTON FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	0-10587	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Square Lancaster, Pennsylvania		17604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 717-291-2411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2016, Patrick S. Barrett, Senior Executive Vice President and Chief Financial Officer of Fulton Financial Corporation (“Fulton”), submitted his resignation, effective January 4, 2017, to accept an executive position with another financial institution located outside of Fulton’s market area. During the period from December 6, 2016 through January 4, 2017, Mr. Barrett will continue as a non-executive employee of Fulton.

Fulton announced that Philmer H. Rohrbaugh, Senior Executive Vice President and Chief Operating Officer of Fulton, has been appointed interim Chief Financial Officer, effective immediately, to serve in that capacity until a new Chief Financial Officer is appointed by Fulton.

Mr. Rohrbaugh, age 64, joined Fulton in 2012, as Fulton’s Senior Executive Vice President and Chief Risk Officer. In 2016, he was appointed to serve as Fulton’s Senior Executive Vice President and Chief Operating Officer. Mr. Rohrbaugh previously entered into an employment agreement with Fulton dated as of November 1, 2012, that is still in effect and which has not been amended in connection with his appointment as interim Chief Financial Officer. His employment agreement was filed as Exhibit 10.1 to Fulton’s Current Report on Form 8-K dated October 22, 2012, which is incorporated herein by reference.

Prior to joining Fulton, Mr. Rohrbaugh was a managing partner of KPMG, LLP’s Chicago office from 2009 to 2012; and Vice Chairman Industries and member of the U.S. Management Committee of KPMG from 2006 to 2009. He has more than 35 years of experience in public accounting with substantial audit experience serving public and private companies, including financial institutions, and advising companies on accounting, financial reporting matters, equity and debt offerings, and merger and acquisition transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2016	FULTON FINANCIAL CORPORATION

	By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Executive Vice President and General Counsel